STATE OF NORTH CAROLINA

                      DEPARTMENT OF THE SECRETARY OF STATE


                            ARTICLES OF INCORPORATION

                                       OF

                        SOUTH STREET VENTURES VII, INC.


     Pursuant to Section 55-2-02 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Incorporation for the purpose of forming a business corporation.

     1.     The  name  of  the  corporation  is  South Street Ventures VII, Inc

     2. The number of shares the corporation is authorized to issue is 1,000,000; which shall be of one class designated as common stock.

     3. The corporation's shares shall have a par value of $0.001. Nothing contained herein, however, shall limit or restrict the ability of the corporation to accept any consideration for shares that is permitted under the North Carolina Business Corporations Act.

     4. The street address and county of the initial registered office of the corporation is:

            6201  Fairview  Road,  Suite  200
            Charlotte,  Mecklenburg  County,  North  Carolina,  28210.

     5. The mailing address is the same address as the initial registered office.

     6.     The  name  of  the  initial  registered agent is Charles W. Barkley.

     7. To the fullest extent permitted by the North Carolina Business Corporation Act, as it exists or may hereafter be amended, no person who is serving or who has served as a director of the Corporation shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of duty as a director. No amendment or repeal of this article, nor the adoption of any provision inconsistent with this article shall eliminate or reduce the protections granted herein with respect to any matter that occurred prior to such amendment, repeal, or adoption. The personal liability of each director and other persons serving the same purposes under North Carolina General Statute 55-8-01, whether by or in the right of the Corporation or otherwise for monetary damages by breach of any duty as a director shall be indemnified to the fullest extent permitted by Article 8, Part 5 of the North Carolina Business Corporations Act, 55-8-50, et. seq., as amended.

     8. The Incorporator shall be vested with all duties of the Board of Directors pursuant to North Carolina General Statute 55-8-01(c) and (d), as amended, for the purpose of completing the incorporation pursuant to North Carolina General Statute 55-2-02 or until such time as a Board of Directors has been elected.

     9. The Board of Directors (or persons acting in similar capacities pursuant to North Carolina General Statute 55-8-01) shall have authority to issue uncertificated shares if it chooses to do so.


     10.    The  name  and  address  of  each  incorporator  is  as  follows:

            Charles  W.  Barkley
            6201  Fairview  Road,  Suite  200
            Charlotte,  Mecklenburg  County,  NC  28210.

     11. These articles will be effective upon filing unless another date is specified. N/A.



This  the  7th  day  of  December,  2001




                              __________________________________
                              Charles  W.  Barkley,  Incorporator
                              6201  Fairview  Road,  Suite  200
                              Charlotte,  Mecklenburg  County,  NC  28210.